Exhibit 99.1

Contacts:

Robert P. Bruno, President & COO
Jack M. Swig, Investor Relations
Tel. 617-969-5452
E-mail: info@mfics.com

FOR IMMEDIATE RELEASE

MFIC CORPORATION ANNOUNCES FIRST QUARTER RESULTS

Newton, MA, May 15, 2007 - MFIC Corporation (OTCBB: MFIC) today reported revenues for the quarter ended March 31, 2007 of $2.80 million, representing a decrease of $350,000, or approximately 11%, compared with revenues of $3.15 million for the quarter ended March 31, 2006.

For the quarter ended March 31, 2007, the Company posted a net loss of $417,000, or $.04 per diluted share, as compared with net income of $42,000, or $0.00 per share, for the quarter ended March 31, 2006. The first quarter 2007 included no income tax provision while the first quarter of 2006 included an income tax expense of $27,000.

Operating expenses increased by $401,000, or 11.9% to $2.04 million for the quarter ended March 31, 2007 from $1.64 million for the quarter ended March 31, 2006. The increase was primarily due to additional staffing and programs undertaken in 2006 and is at a level that is consistent with that of the fourth quarter of 2006.

The Company’s order backlog at March 31, 2007 was $2.94 million, a decrease of approximately 14.7% from $3.45 million at March 31, 2006, and a decrease of 2.3% from $3.01 million at December 31, 2006. The decrease in backlog reflects a slow down in orders, primarily for custom production units, which continues in the second quarter.

Robert P. Bruno, President & COO stated “First quarter 2007 revenues were significantly impacted by delays in shipping of two production Microfluidizer processor systems awaiting customer acceptance, valued in the aggregate at approximately $644,000, and four smaller units having an aggregate value of approximately $172,000, which were awaiting credit clearance.  The six units are anticipated to be booked as revenue in the second quarter of 2007.”

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First Quarter 2007 Company Highlights

During the quarter, MFIC:

•                                          Sold a high number of laboratory units and experienced strong demand for such units, in particular for the improved Model M-110EH-30 introduced in late 2005.

•                                          Completed production of our first new BioPharmaceutical integrated platform system including Constant Pressure, Steam In Place and extensive electronic operating controls and real-time data archiving systems all within a single unit

•                                          Completed development of a soon-to-be-introduced, new laboratory unit with currently unavailable features and capabilities.

•                                          Achieved a significant breakthrough discovery in our MMR program; Microfluidics Reaction Technology (MRT) enables nanoparticle formulation for drug and other formulations utilizing our proven and cost-effective Microfluidizer® processor equipment. Initial publication of research will be made in May at the 2007 NSTI Nanotechnology Conference and Trade Show - Nanotech 2007.

•                                          Was selected as a global supplier by a major pharmaceutical company for their manufacturing plants worldwide.

Notice to Investors/Stockholders

MFIC will hold a conference call at 1:00 PM Eastern Time on Wednesday, May 16, 2007 to discuss first quarter financial results. The domestic call in number is (866) 550-6338 or internationally (347) 284-6930 and the Confirmation Code is 8540195.  Management’s discussion will be followed by a question and answer period. For those who cannot listen and participate in the live event, a replay of the call will be available on the Company’s website: www.mficcorp.com.

MFIC CORPORATION

MFIC Corporation, through its Microfluidics Division, designs, manufactures and distributes patented and proprietary high performance Microfluidizer(R) materials processing equipment to the biotechnology, pharmaceutical, chemical, cosmetics/personal care, and food industries. MFIC applies its 20 years of high pressure processing experience to produce the most uniform and smallest liquid and suspended solid structures available, and has provided manufacturing systems for nanoparticle products for more than 15 years.

The Company is a leader in advanced materials processing equipment for laboratory, pilot scale and manufacturing applications, offering innovative technology and comprehensive solutions for nanoparticles and other materials processing and production. More than 3,000 systems are in use and afford significant competitive and economic advantages to MFIC equipment customers.

-financials follow-

MFIC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited — in thousands except share and per amounts)

	Three months ended March 31, (Unaudited)
	2007	2006
Revenues	$2,801	$3,151
Cost of goods sold	1,194	1,447
Gross profit	1,607	1,704
Operating expenses:
Research and development	536	397
Selling	824	616
General and administrative	677	623
Total operating expenses	2,037	1,636
(Loss) income from operations	(430)	68
Interest expense	(8)	(9)
Interest income	21	10
(Loss) income before income tax provision	(417)	69
Income tax provision	—	(27)
Net (loss) income	$(417)	$42
Net (loss) income per common share:
Basic	$(0.04)	$0.00
Diluted	$(0.04)	$0.00
Weighted average number of common and common equivalent shares outstanding:
Basic	10,123,084	9,952,837
Diluted	10,123,084	10,590,101

Summary Consolidated Unaudited Balance Sheet Information
(Unaudited — in thousands)

	March 31, 2007	December 31, 2006
Current Assets	$7,358	$7,857
Current Liabilities	$2,088	$2,213
Total Stockholders’ Equity	$5,622	$5,948

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Forward Looking Statement:

Management believes that this release contains forward-looking statements that are subject to certain risks and uncertainties including statements relating to the Company’s plan to attain and/or increase operating profitability and/or to achieve net profitability.  Such statements are based on management’s current expectations and are subject to a number of factors and uncertainties that could cause actual results achieved by the Company to differ materially from those described in the forward-looking statements.  The Company cautions investors that there can be no assurance that the actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including but not limited to the following risks and uncertainties: (i) whether the performance advantages of the Company’s Microfluidizer® materials processing equipment will be realized commercially or that a commercial market for the equipment will continue to develop, (ii) whether the performance advantages of the Company’s MMR nanoparticle production systems will be realized commercially, (iii) whether the Company will be able to increase its market penetration and market share, (iv) whether the timing of orders will significantly affect quarterly revenues and resulting net income results for particular quarters which may cause increased volatility in the Company’s stock price, and (v) whether the Company will have access to sufficient working capital through continued and improving cash flow from sales, and ongoing borrowing availability, the latter being subject to the Company’s ability to comply with the covenants and terms of its loan agreement with its senior lender.